UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2008

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31451 (Commission File Number)	22-3680505 (IRS Employer Identification No.)
1676 International Drive
McLean, VA 22102
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On July 16, 2008, BearingPoint, Inc. (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that the average per share price of its common stock was below the NYSE’s continued listing standard relating to minimum average share price. Rule 802.01C of the NYSE’s Listed Company Manual requires that the Company’s common stock trade at a minimum average closing price of $1.00 over a consecutive 30 trading-day period.
     In accordance with the NYSE’s rules, the Company intends to inform the NYSE within ten business days of its receipt of the notice that it intends to cure this deficiency. The Company will have six months from the receipt of the NYSE notice to regain compliance with the NYSE’s price condition, or it will be subject to suspension and delisting procedures. During the six-month period and subject to compliance with NYSE’s other continued listing standards, the Company’s common stock will continue to be listed on the NYSE. The Company will be in compliance if at the end of the six-month period, it has at least both a $1.00 share price and has maintained a $1.00 average share price over the preceding 30 trading days. The Company intends to continue to communicate with the NYSE regarding compliance with the NYSE continued listing standards.
     On July 18, 2008, the Company issued a press release announcing the above notification by the NYSE. A copy of the press release is filed as Exhibit 99.1 to this Current Report and incorporated herein by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective July 15, 2008, Spencer C. Fleischer resigned from the Board of Directors (the “Board”) of the Company. Mr. Fleischer had been appointed to the Board in accordance with the terms of the Securities Purchase Agreement (the “Purchase Agreement”), dated July 15, 2005, relating to the $40.0 million 0.50% Convertible Senior Subordinated Debentures due July 2010, among the Company and certain affiliates of Friedman Fleischer & Lowe, LLC (the “FFL Holders”). Under the terms of the Purchase Agreement, if Mr. Fleischer ceases to serve on the Board, so long as the FFL Holders collectively hold at least 40% of the original principal amount of such debentures, the FFL Holders have the right to designate a replacement director to the Board. The FFL Holders have informed the Company that they have no current intention of exercising their right to appoint a replacement director to the Board at this time.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press Release of BearingPoint, Inc. dated July 18, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2008	BearingPoint, Inc.
	By:	/s/ Eddie R. Munson
Eddie R. Munson
Chief Financial Officer